Alliance All-Market Advantage Fund, Inc.		Exhibit 77C
811-8702


77C - Matters submitted to a vote of security holders


The Annual Meeting of Shareholders of Alliance All-Market
Advantage Fund, Inc. ("AMA") was held on March 24, 2005. A description of each proposal and number of shares voted at the meeting are as follows:



Shares
Voted For


Shares
Withheld

To elect four Directors
of AMA for a term of
two or three years and
until his or her
successor is duly
elected and qualifies

Class One (term expires
2007)

Michael J. Downey


Class Two (term expires
2008)

John H. Dobkin

William H. Foulk, Jr.

James M. Hester











2,450,994





2,452,131

2,450,833

2,450,494




























90,339





89,202

90,500

90,839










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